Exhibit 99.1

CorEnergy Declares 2015 First Quarter Increase in Common Stock Dividend and Initial Preferred Stock Dividend

FOR IMMEDIATE RELEASE

KANSAS CITY, Mo.--(BUSINESS WIRE)—April 30, 2015 – CorEnergy Infrastructure Trust, Inc. (NYSE: CORR, CORRPrA) ("CorEnergy" or the "Company") announced today that its Board of Directors declared the 2015 first quarter dividend of $0.135 per share (or $0.54 cents per share annualized) for CorEnergy common stock, an increase of nearly 4 percent. The first quarter common stock dividend is payable on May 29, 2015 to shareholders of record on May 15, 2015.

“We are pleased to again increase our dividend, as previously announced,” said CorEnergy CEO Dave Schulte. “The acquisition of the MoGas Pipeline System in November supports the increase. We believe our long term, contracted revenue, which has low direct commodity exposure, will continue to sustain our dividends."

The Board of Directors also declared a cash dividend of $0.635069444 per depositary share for the Company’s 7.375% Series A Cumulative Redeemable Preferred Stock for the quarter ending March 31, 2015. The preferred stock dividend, which equates to an annual dividend payment of $1.84375 per depositary share, is payable on June 1, 2015 (as May 31, 2015 is not a business day) to shareholders of record on May 15, 2015.

About CorEnergy Infrastructure Trust, Inc.

CorEnergy Infrastructure Trust, Inc. (NYSE: CORR), the first publicly listed energy infrastructure Real Estate Investment Trust (REIT), primarily owns assets in the midstream and downstream U.S. energy sectors that perform utility-like functions, such as pipelines, storage terminals, and transmission and distribution assets. Our objective is to provide stockholders with a stable and growing cash dividend, supported by long-term contracted revenue from operators of our assets, primarily under triple-net participating leases. For more information, please visit corenergy.corridortrust.com.

Forward-Looking Statements

This press release contains certain statements that may include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are "forward-looking statements." Although CorEnergy believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in CorEnergy's reports that are filed with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required by law, CorEnergy does not assume a duty to update any forward-looking statement. In particular, any distribution paid in the future to our stockholders will depend on the actual performance of CorEnergy, its costs of leverage and other operating expenses and will be subject to the approval of CorEnergy's Board of Directors and compliance with leverage covenants.

1100 Walnut, Suite 3350, Kansas City, MO 64106 | Main: 816-875-3705 | Fax: 816-875-5875 | corridortrust.com

Contact Information:
CorEnergy Infrastructure Trust, Inc.
Investor Relations
Debbie Hagen, 877-699-CORR (2677)
info@corridortrust.com